THE VICTORY VARIABLE INSURANCE FUNDS

                             COMPENSATION UNDER THE
                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

      The Victory Variable Insurance Funds (the "Trust") agrees to pay the following quarterly amounts calculated as a percentage of the average daily net assets of the relevant Fund and Class thereof held in the Accounts:

Fund                                      Class A
----                                      -------
Investment Quality Bond Fund                 .25%
Diversified Stock Fund                       .25%
Small Company Opportunity Fund               .25%



Dated as of January 1, 2003.